                        INTEGRATED CIRCUIT SYSTEMS, INC.

                         2435 BOULEVARD OF THE GENERALS
                                 P. O. BOX 968
                        VALLEY FORGE, PENNSYLVANIA 19482
                                 (610) 630-5300

                                                              September 15, 1997

Dear Shareholder:

  You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Integrated Circuit Systems, Inc. (the "Company") which will be held on Thursday, October 23, 1997, beginning at 10:00 a.m., at the offices of the Company, 2435 Boulevard of the Generals, Norristown, Pennsylvania.

  The accompanying notice of the meeting and proxy statement describes the matters to be acted upon at the annual meeting of shareholders. Your participation in these matters related to your Company is important, regardless of the number of shares you hold. TO ASSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU ARE ABLE TO ATTEND, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO US IN THE POSTAGE-PAID ENVELOPE PROVIDED.

  We look forward to your participation.

                                          Sincerely,

                                          /s/ Henry I. Boreen
                                          Henry I. Boreen
                                          Chairman of the Board


                                          /s/ Stavro E. Prodromou
                                          Stavro E. Prodromou
                                          President and Chief Executive
                                           Officer

                       INTEGRATED CIRCUIT SYSTEMS, INC.

                        2435 BOULEVARD OF THE GENERALS
                                 P. O. BOX 968
                       VALLEY FORGE, PENNSYLVANIA 19482

                               ----------------

                           NOTICE OF ANNUAL MEETING
                                      OF
                                 SHAREHOLDERS

                               OCTOBER 23, 1997

                               ----------------

To the Shareholders:

  The annual meeting of shareholders of Integrated Circuit Systems, Inc. (the "Company") will be held on Thursday, October 23, 1997, at 10:00 a.m., at the offices of the Company, 2435 Boulevard of the Generals, Norristown, Pennsylvania for the following purposes:

    1. To elect five directors of the Company;

    2. To consider and act upon a proposal to adopt the Company's 1997 Equity Compensation Plan; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of record of the Company's Common Stock at the close of business on September 8, 1997 will be entitled to notice of the meeting and to vote at the meeting and at any adjournments thereof.

  All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE. If you decide to attend the meeting and wish to vote in person, you may revoke your proxy by written notice to the Secretary of the Company at that time.

                                          By Order of the Board of Directors

                                          /s/ Hock E. Tan
                                          Hock E. Tan
                                          Secretary

September 15, 1997

                       INTEGRATED CIRCUIT SYSTEMS, INC.

                        2435 BOULEVARD OF THE GENERALS
                                 P. O. BOX 968
                       VALLEY FORGE, PENNSYLVANIA 19482

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on October 23, 1997, at 10:00 a.m., at the offices of the Company, 2435 Boulevard of the Generals, Norristown, PA, and at any adjournments thereof. The approximate date on which this proxy statement and the accompanying form of proxy will be first sent or given to shareholders is September 15, 1997.

  The cost of solicitation of proxies by the Board of Directors will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors, officers or employees of the Company without additional compensation. The Company will, where appropriate, reimburse shareholders of record who are brokers, dealers, banks and other institutions for their reasonable expenses in forwarding the proxy materials to the beneficial owners of the Company's Common Stock which such institutions hold of record.

  The Company's annual report to shareholders for the fiscal year ended June 28, 1997, including financial statements (the "Annual Report"), is being mailed to shareholders with this proxy statement but does not constitute a part of the proxy statement.

                             VOTING AT THE MEETING

  Holders of shares of common stock of the Company ("Common Stock"), of record at the close of business on September 8, 1997 are entitled to vote at the meeting and at any adjournments thereof. As of that date, there were 12,408,793 shares of Common Stock outstanding. The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the meeting constitutes a quorum. Each shareholder entitled to vote shall have the right to one vote for each share outstanding in such shareholder's name.

  Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a shareholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with each shareholder's directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

  Except for the election of directors, for which a plurality of the votes cast is required, the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote is required to approve and ratify the adoption of the 1997 Equity Compensation Plan (the "1997 Plan"), or to take action with respect to any other matter that may properly be brought before the meeting.

  With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to approve and ratify the adoption of the 1997 Plan (but not for the election of directors). Abstentions will be considered present and entitled to vote at the meeting, but will not be counted as votes cast in the affirmative. Abstentions on the proposal to approve and ratify the adoption of the 1997 Plan will have the effect of a negative vote because this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

  Under the rules of the New York Stock Exchange, Inc. ("NYSE") or other such institutions of which they may be members, brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. The Company believes that brokers that do not receive instructions from beneficial owners are entitled to vote on the election of directors and will generally not be entitled to vote such shares with respect to the adoption of the 1997 Plan. Under applicable Pennsylvania law, a broker non-vote in respect of shares present at the meeting because a broker submitted a proxy will have the same effect as a vote against the proposal to adopt the 1997 plan, and will have no effect on the outcome of the election of directors.

  Execution of the accompanying proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy card, at any time before the proxy is voted.

  YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND THE MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH THE COMPANY'S TRANSFER AGENT IN THE NAME OF A BROKER OR BANK, YOU MUST SECURE A PROXY CARD FROM THE BROKER OR BANK ASSIGNING VOTING RIGHTS TO YOU FOR YOUR SHARES.

                             ELECTION OF DIRECTORS

  At the annual meeting, five directors are to be elected. The term of each director elected at the annual meeting will expire at the 1998 annual meeting of shareholders, and each director will hold office until the selection and qualification of the director's respective successor or until the director's earlier death, resignation or removal. All nominees are presently directors of the Company whose terms will expire at the Annual Meeting.

  Each of the current directors has been nominated for election to the Board of Directors.

  All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares of Common Stock represented thereby for the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board of Directors, or the board may determine to reduce the number of directors.

  The nominees are to be elected by at least a plurality of the votes cast at the Annual Meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

NOMINEES FOR ELECTION AS DIRECTORS

  The following biographical information is furnished as to each person nominated for election as a director.

      NAME                           AGE                 POSITION
      ----                           ---                 --------
   Henry I. Boreen(1)...............  70 Chairman of the Board
   Edward M. Esber, Jr. ............  45 Director
   Rudolf Gassner(2)................  62 Director
   John L. Pickitt(1)(2)............  64 Director
   Stavro E. Prodromou, Ph.D.(1)....  53 President, Chief Executive Officer and
                                          Director

--------
(1) Member of the Compensation and Stock Option Committee.
(2) Member of the Audit Committee.

  MR. BOREEN became a director of the Company in December 1984 and chairman of the Board of Directors in April 1995. From August 1996 to April 1997, Mr. Boreen served as Interim Chief Executive Officer of the Company. Mr. Boreen has been a principal of HIB International, an electronics consulting company, since 1984, and has also served as chairman of the board of directors of AM Communications, Inc., a manufacturer of telecommunications equipment, since 1989. Mr. Boreen has over 35 years of experience in the integrated circuits industry and was the founder and chairman of Solid State Scientific, a semiconductor manufacturer.

  MR. ESBER became a director of the Company in June 1997. He has served as president, chief executive officer and director of Solopoint, Inc., a personal communications management products company, since October 1995. He served as chairman, president and chief executive officer of Creative Insights, Inc. from March 1994 to June 1995. From May 1993 to May 1994, Mr. Esber was president and chief operating officer of Creative Labs, Inc., and from February 1991 to May 1993, he was president of the Esber Group. Mr. Esber is also a member of the board of directors of Borealis Technology Corporation, Quantum Corporation and Trustee of Case Reserve Institute of Technology.

  MR. GASSNER became a director of the Company in June 1992. He has been employed by AMP Incorporated, a leading producer of electrical and electronic connecting and interconnection systems, in various positions since 1966. Since January 1992, he has served as the vice president of AMP's Capital Goods Business Unit and since 1996, has served as President AMP's Global PC Division. In January, 1997, he was appointed Corporate Vice President AMP Incorporated. Mr. Gassner also serves as a director of ITI and NetBuy.

  GENERAL PICKITT (RET.) became a director of the Company in March 1994. He previously served in the United States Air Force for 32 years in various capacities in the fields of research and development, planning, international operations and senior management until his retirement as a Lt. General in 1987. From January 1988 until December 1994, he served as chief executive officer of the Computer and Business Equipment Manufacturers Association. General Pickitt is currently a management consultant.

  DR. PRODROMOU became a director of the Company in October 1993 and became President and Chief Executive Officer in April 1997. Dr. Prodromou has been chairman, president and chief executive officer of Palo Alto Digital Systems, Inc., an engineering services firm specializing in mobile systems, since 1991. In addition, Dr. Prodromou has been president of Underscore Technologies, a manufacturer of advanced PCI graphics and communications peripherals, since early 1996. From 1987 to 1991, Dr. Prodromou served as president and chief executive officer of Poqet Computer Corporation, a portable computer manufacturer which he founded. Previously, Dr. Prodromou has served as executive vice president of Fairchild Semiconductor Corporation, and in executive and technical management positions with General Electric Company, Texas Instruments, Inc. and Mattel Electronics Inc. Dr. Prodromou holds a Ph.D. in Systems Science.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

  The Board of Directors currently has no standing executive committee. The Board of Directors of the Company met on 11 occasions during the past fiscal year. Each director attended at least 91% of the aggregate of the meetings of the Board of Directors held during the period for which he was a director during such fiscal year and the committee or committees on which he served during such period.

  Audit Committee. During fiscal 1997 Rudolf Gassner and John L. Pickitt served as members of the Audit Committee, which held one meeting. The functions of the Audit Committee include the recommendation to the Board of Directors of the selection of independent auditors, and review of the scope of audit procedures and the audit findings by the independent auditors.

  Compensation and Stock Option Committee. During fiscal 1997 Henry Boreen, Stavro E. Prodromou and John L. Pickitt served as members of the Compensation and Stock Option Committee. During this period the Compensation and Stock Option Committee held 6 meetings. The responsibilities of the Compensation and Stock Option Committee include the review and approval of the policies and procedures of the Company with respect to the employee compensation, the determination of the salaries and bonus awards of certain executive officers, the grant of stock options to certain employees and the administration of the Company's 1991 Stock Option Plan, 1992 Stock Option Plan, and 1997 Equity Compensation Plan, including the determination, subject to the plan provisions, of the grantees eligible to receive an option, the nature of the option to be granted, and the exercise price, vesting schedule and other terms and conditions of the options to be granted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee currently consists of Henry I. Boreen, John L. Pickitt and Stavro E. Prodromou. In April 1997 Dr. Prodromou was appointed by the Board of Directors as President and Chief Executive Officer. For his services in this capacity the Board of Directors approved and Dr. Prodromou received a grant of a stock option to purchase an aggregate of 250,000 shares of the Company's Common Stock at an exercise price of $13.25 per share which was equal to the closing price on the date of grant, and which option has a term of five years and becomes exercisable in equal annual installments over the four year period following the date of the grant and will be paid a salary $240,000 per annum during the period of his service as President and Chief Executive Officer. During fiscal 1997, Dr. Prodromou was engaged by the Company to consult on certain strategic matters with regards to ARK Logic and received a remuneration of $3,000. From August 1996 to April 1997, Henry I. Boreen served as interim Chief Executive Officer of the Company at the request of the Board of Directors. For his services in this capacity the Board of Directors approved and Mr. Boreen received a grant of a stock option to purchase an aggregate of 75,000 shares of the Company's Common Stock at an exercise price of $10.38 per share which was equal to the closing price on the date of grant, and which option has a term of ten years and becomes exercisable in equal monthly installments over the six month period following the date of grant and was paid a salary of $96,923 and a bonus of $40,020 for such service.

  In March 1997, the Company entered into a consulting agreement with Mr. John
L. Pickett. Mr. Pickett received a grant of stock options to purchase an aggregate of 2,000 shares of the Company's Common Stock at an exercise price of $14.125, which was equal to the closing price on the date of grant, and which option has a term of five years and becomes exercisable in one installment as of September 3, 1997.

           APPROVAL OF ADOPTION OF THE 1997 EQUITY COMPENSATION PLAN

PROPOSED PLAN

  At the meeting there will be presented a proposal to approve and ratify the adoption of the Company's 1997 Equity Compensation Plan (the "1997 Plan"). The 1997 Plan provides for the grant of stock options, as well as stock appreciation rights and performance awards. The aggregate number of shares of Common Stock reserved for issuance under the Plan is 2,000,000 shares.

  The 1997 Plan was approved by the Board of Directors on September 3, 1997. The Company believes that the 1997 Plan is necessary to continue the Company's efforts to hire and retain key engineering talent, qualified managers, directors and other personnel, and to enhance the competitiveness of the Company in attracting such individuals. The Board of Directors believes that approval of the 1997 Plan is therefore essential.

VOTE REQUIRED FOR APPROVAL

  To be approved the 1997 Plan must be approved by the votes of the holders of a majority of the shares of the Company present, or represented, and entitled to vote at the meeting.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION OF THE 1997 PLAN.

DESCRIPTION OF THE PLAN

  General. The 1997 Plan was adopted by the Board of Directors on September 3, 1997 subject to shareholder approval.

  The purpose of the 1997 Plan is to advance the interests of the Company and its shareholders by encouraging and providing for the acquisition of an equity interest in the Company by employees, officers, directors, consultants and advisors, by providing additional incentive to such persons, and by enabling the Company to attract and retain the services of such persons who make substantial contributions to the Company through their ability, loyalty and effort. The Board of Directors believes that the approval of the 1997 Plan is essential to achieve the foregoing objectives.

  The 1997 Plan provides for the grant of incentive stock options ("ISOs") within the meaning of Section 422 of the Code, non-qualified stock options that are not intended to so qualify ("NQSOs"), stock appreciation rights ("SARs") and performance units. Collectively, these grants are referred to as "Awards" herein. The term of the 1997 Plan expires on September 2, 2007. The maximum number of shares that can be issued pursuant to Awards granted under the 1997 Plan (subject to adjustment under certain circumstances) is limited to 2,000,000.

  The 1997 Plan will be administered by the Compensation and Stock Option Committee (the "Committee"), except that the Board of Directors administers the portions of the plan relating to automatic, non-discretionary grants to non-employee directors. Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), provides an exemption from the short-swing profit provisions of the Exchange Act for stock option grants and similar transactions, if certain requirements are met. In 1996 the Securities and Exchange Commission made several changes to Rule 16b-3 affecting the manner in which stock grants may be made or are approved. Such changes, inter alia, authorize the Board of Directors (or a committee of two or more non-employee directors) to approve and otherwise administer transactions under the Company's stock option and equity compensation plans. The 1997 Plan, as attached hereto, has been designed to conform to such changes to Rule 16b-3. The 1997 Plan provides that the Committee includes the entire Board of Directors or any committee thereof consisting of two or more directors of the Company who are "non-employee directors" within the meaning of Rule 16b-3, or such number of directors or non-employee directors as required by Rule 16b-3 or any successor rule, and who are also "outside directors" within the meaning of section 162(m) of the Code.

  Grants to Participants Generally. Except as described below, the Committee has the discretion to determine the type of Award granted, the number of shares subject to the Award and the other terms and conditions of the Award. Awards may be granted to any salaried employee (including officers and directors) or adviser of the Company but non-employee directors may not be granted Awards other than NQSOs and advisers may not be granted ISOs under the 1997 Plan. Currently there are 3 non-employee directors entitled to receive Awards. Excluding the non-employee directors, as of June 28, 1997, 177 employees were eligible to receive Awards under the 1997 Plan. It is not possible to specify in advance the number of advisers who may be eligible to receive Awards under the 1997 Plan.

  During any fiscal year, no individual may receive grants for more than 600,000 shares of Common Stock, as adjusted for splits, stock dividends or other similar changes affecting the Company's Common Stock. The exercise price of options granted is determined by the Committee, although such price may not be less than the fair market value of the Common Stock on the date of grant (110% of the fair market value with respect to ISOs granted to an optionee possessing more than 10% of the voting power of the Company's stock). Shares purchased upon the exercise of an option must be paid for in full at the time of exercise. Within the discretion of the Committee, the option exercise price may be paid in cash, in shares of the Company's Common Stock, in shares of the Company's Common Stock to be withheld upon exercise, pursuant to a brokers' cashless exercise procedure, or any combination of the foregoing. Upon the exercise of an option, the Company has the authority to withhold, or require the optionee to remit, an amount sufficient to satisfy federal, state and local tax withholding requirements.

  Options are exercisable as the Committee determines, but in no event after 10 years from the date of grant (five years with respect to ISOs granted to an optionee who possesses more than 10% of the voting power of the Company's Common Stock). The 1997 Plan provides that if an employee ceases to serve as an employee or an adviser by reason of a termination for cause or a voluntary termination without the consent of the Company, any option granted to such optionee will terminate immediately. If an optionee dies while employed by the Company or while serving as an adviser (or within three months from termination on account of retirement or disability), any option granted to such optionee will be exercisable, to the extent then exercisable, by his successor in interest for a one year period after the death of the optionee. If an optionee ceases to serve as an employee or adviser for any reason other than those described herein (including disability or retirement), any such option granted to such optionee will be exercisable, to the extent then exercisable, for a period of three months after such termination. However, in each case described above, the Committee may specify an accelerated exercisability and may specify a different termination date, but in any event no later than the date of expiration of the option term. Upon a "change of control" (as defined in the 1997 Plan), all outstanding options granted under the 1997 Plan will be immediately exercisable for the total remaining number of shares of the Company's Common Stock covered by the options and will remain exercisable for the balance of their term and all other Awards will become fully vested. In general, a change in control is deemed to have occurred if existing members of the Board and directors nominated by existing members cease to constitute a majority of the Board, any person becomes a 50% or more shareholder of the Company, the Company becomes party to a merger in which it will not be the surviving company or the shareholders approve the disposition of all or substantially all of the assets, or 50% or more of the capital stock, of the Company.

  Automatic Grants to Non-Employee Directors. Each non-employee director (defined as any director who is not an employee of the Company or any of its subsidiaries) receives, at the time of such director's initial election or appointment to the Board of Directors, options to acquire 12,000 shares of Common Stock. Thereafter, each non-employee director will receive an annual grant (on the first business day following the Company's annual meeting of shareholders) of NQSOs to acquire 8,000 shares of Common Stock. The initial and annual automatic option grants to non-employee directors shall be reduced to the extent such directors are entitled to receive options under any other plan of the Company. The option exercise price will be the fair market value of a share of Common Stock on the date of the grant. Each optionee must continue to hold office as a non-employee director for one year from the date of the initial grant and six months from the date of each annual grant before any portion of such grant may be exercised. Initial grants vest over a three-year period. Such options are exercisable with respect to 4,000 shares on the first anniversary of the date of grant and additional 1,000 shares become exercisable every three months thereafter. Annual grants vest over a one-year period. Such options are exercisable with respect to 4,000 shares six months after the date of grant and additional 4,000 shares become exercisable every three months thereafter. All options have a term of five years. Upon cessation of service as a non-employee director (for reasons including disability but excluding retirement or death), only those options exercisable at the date of cessation of service shall be exercisable, and such options shall remain exercisable only until the first to occur of (i) the expiration of the remaining term of the option or (ii) three months after cessation of service. Upon retirement as a non-employee director pursuant to a retirement plan maintained by the Company, all options shall continue to be exercisable during their terms as if such person had remained a non-employee director. Upon death, any options granted to a non-employee director shall remain exercisable only until the first to occur of (i) the expiration of the remaining term of the option or (ii) one-year following the date of death. All such non-discretionary options granted to non-employee directors automatically become exercisable, however, upon a change in control, as defined in the 1997 Plan.

  Stock Appreciation Rights. The Committee may grant SARs alone or in tandem with any stock option pursuant to the Plan. The base price of an SAR will be the greater of (i) the exercise price of the related stock option or (ii) the fair market value of a share of Common Stock on the date of grant of the SAR. When the participant exercises a SAR, the participant will receive the amount by which the fair market value of the Company's Common Stock on the date of exercise exceeds the base price of the SAR. The Committee may elect the form of payment in its discretion, including payment in shares of the Company's Common Stock. To the extent a participant exercises a tandem SAR, the related option shall terminate. Similarly, upon exercise of a stock option, the related SAR, if any shall terminate.

  Performance Units. The Committee may grant performance unit awards payable in cash or shares of Common Stock at the end of a specified performance period pursuant to the 1997 Plan. Payment will be contingent upon achieving performance goals by the end of the performance period. The measure of a performance unit may, in the Committee's discretion, be equal to the fair market value of a share of Common Stock. The performance goals will be comprised of specified annual levels of one or more performance criteria as the Committee may deem appropriate, such as earnings per share, balance sheet measurements, cash return on assets, shareholder return, or return on capital. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made.

  The Committee may determine that performance units granted to an Employee shall be considered "qualified performance-based compensation" under section 162(m) of the Code. When performance units that are to be considered "qualified performance-based compensation" are granted, the Committee shall establish in writing (i) the objective performance goals that must be met in order for amounts to be paid under the performance units, (ii) the Performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions, including without limitation provisions relating to death, disability, other termination of employment or Change of Control, that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code. The performance goals may relate to the Employee's business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

  The Committee shall establish the performance goals in writing either before the beginning of the Performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance period or (ii) the date on which 25% of the Performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for "qualified performance-based compensation," including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

  If performance units measured with respect to the fair market value of Common Stock, are granted, not more than 20,000 shares of Common Stock may be granted to an Employee under the performance units for any Performance period. If performance units are measured with respect to other criteria, the maximum amount that may be paid to an Employee with respect to a performance period is $100,000

  Plan Amendments. The Board of Directors has the right at any time to amend, suspend or terminate the 1997 Plan, provided that, without the approval of shareholders, they may not increase the maximum number of shares of the Company's Common Stock reserved for issuance, change the provisions of the plan relating to the establishment of the option price, change the class of persons eligible to participate in the plan, or make any change that would result in any non-employee director losing his status as a "Non-Employee Director" under Rule 16b-3 under the Exchange Act, or result in the loss of the availability of the exemption provided by Rule 16b-3 or any successor rule or result in a loss of the exemption for "performance-based compensation" under section 162(m) of the Code. In addition, no amendment, modification or termination will, without the consent of the participant affected, adversely affect any grant of Awards under the 1997 plan.

 Tax Treatment.

  Options. A recipient of an ISO will not recognize taxable income for purposes of regular income tax, upon either the grant or exercise of the ISO. However, for purposes of alternative minimum tax imposed under the Code, in the year in which an ISO is exercised, the amount by which the fair market value of the Company's Common Stock acquired upon exercise exceeds the option price will be treated as an item of tax preference and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. An optionee will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an

ISO provided that the optionee does not dispose of such shares within two years from the date the ISO was granted and within one year after such shares were transferred to him. If the recipient satisfies the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of the ISO. As a general rule, if an optionee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the recipient held his shares prior to the disposition. A recipient of an NQSO will not recognize taxable income, for federal income tax purposes, upon the grant of an option. Upon exercise of a non-qualified option, the optionee will generally recognize taxable ordinary income to the extent that the fair market value of the Company's Common Stock on the date of exercise exceeds the option price. The Company will generally be allowed a tax deduction equal to the amount of ordinary income recognized by an optionee upon exercise of an option. Upon disposition of the Company's Common Stock acquired upon exercise of an option, the optionee will recognize long-term or short-term gain or loss, depending upon the length of time he held the shares prior to disposition, equal to the difference between the amount realized on disposition and the fair market value of the Company's Common Stock on the date of exercise.

  SARs. There are no federal income tax consequences to a participant or to the Company upon the grant of a SAR under the 1997 Plan. Upon the exercise of a SAR, if the participant receives the appreciation inherent in the SAR in cash, the participant will recognize ordinary compensation income in an amount equal to the cash received. If the participant receives the appreciation in shares, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares received. The Company generally will be entitled to a corresponding federal income tax deduction at the time of the exercise of the SAR. Upon the sale of any shares acquired by the exercise of an SAR, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the amount of ordinary income recognized by the participant at the time of exercise of the SAR).

  Performance Units. There are no federal income tax consequences to a participant or to the Company upon the grant of performance units under the 1997 Plan. If the participant receives payment of the performance units in cash, the participant will recognize ordinary compensation income in an amount equal to the cash received. If the participant receives payment of the performance units in shares, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares received. The Company generally will be entitled to a corresponding federal income tax deduction at the time of the payment of the performance units. Upon the sale of any shares acquired upon payment of the performance units, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the amount of ordinary income recognized by the participant at the time of payment of the performance units).

  Code Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming an income tax deduction for remuneration in excess of $1,000,000 paid in any one year to the highly compensated officers named in its proxy statement. An exemption exists, however, for "performance-based compensation", including amounts received on the exercise of stock options that meet certain requirements granted pursuant to a plan approved by shareholders. The 1997 Plan is intended to make grants of Awards that meet the requirements of "performance-based compensation."

  No determination has been made as to the number of options that may be allocated to the individuals named in the Summary Compensation Table, current executive officers as a group, current directors who are not executive officers as a group, or all employees (including all current officers who are not executive officers) as a group, as a result of the adoption of the 1997 Plan as set forth herein.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of August 4, 1997 by:
(i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer named in the summary compensation table below and (iv) the directors and executive officers as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares listed.

                                                                   PERCENT OF
                                               NUMBER OF SHARES      SHARES
   NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1) OUTSTANDING
   ------------------------                  --------------------- -----------
   Henry I. Boreen..........................        438,400(2)         3.3%
   Edward M. Esber, Jr. ....................            --               *
   Rudolf Gassner...........................         18,000              *
   John L. Pickitt..........................         28,000              *
   Stavro E. Prodromou, Ph.D. ..............         22,500              *
   Hock E. Tan..............................        147,686(3)         1.1%
   Martin Goldberg..........................          3,000              *
   K. Venkateswaren.........................         12,669              *
   Greg Richmond............................         33,460              *
   Directors and executive officers as a
    group (9)...............................        704,215            5.3%

--------
*  Less than 1%.
(1) Includes options exercisable within 60 days of the above date to purchase the following respective shares of the Company's Common Stock issued pursuant to Company stock option plans: Mr. Boreen--87,000, Mr. Gassner-- 13,500, Mr. Pickitt--27,000, Dr. Prodromou--17,000, Mr. Tan--75,000, Mr.
    Goldberg--3,000, Mr. Venkateswaren--11,250 and Mr. Richmond--32,250; as well as shares issued pursuant to and being held by the Company's 401k plan: Mr. Tan--1066, Mr. Venkateswaren--1419 and Mr. Richmond--1210 as determined from reports by the plan administrator.
(2) 1,000 of these shares of the Company's Common Stock are held in a trust, of which Mr. Boreen is the sole trustee, for the benefit of the Ann B. Miller Trust. Mr. Boreen disclaims beneficial ownership of such shares.
(3) 71,260 of these shares of the Company's Common Stock are held in a trust, of which Mr. Tan is the sole trustee, for the benefit of members of Mr. Edward H. Arnold's family. Mr. Arnold was formerly Chairman, Emeritus of the Board of Directors. Mr. Tan disclaims beneficial ownership of such shares.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

  Non-employee directors of the Company receive an annual stipend of $15,000, plus $2,000 for each regular meeting of the Board of Directors attended in person, receive an annual stipend of $500 for serving as a committee chairperson for a standing committee of the Board of Directors and $1,000 for each other meeting of the Board of Directors or its committees (other than those held in conjunction with a full board meeting) attended. In addition, directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors and committees thereof.

  Each non-employee director also receives, at the time of such director's initial election or appointment, options to acquire 12,000 shares of Common Stock. Thereafter, each non-employee director receives an annual grant of options to acquire 8,000 shares of Common Stock. The option exercise price is the fair market value (i.e., the closing price) of a share of Common Stock on the date of the grant.

EXECUTIVE COMPENSATION

  The following table sets forth, for the fiscal years ended June 28, 1997, June 29, 1996 and June 30, 1995, the compensation paid by the Company to those persons who were at any time during the last completed fiscal year, the Company's chief executive officer, and its next most highly compensated executive officers whose total annual salary and bonus was in excess of $100,000 for the last completed fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG TERM COMPENSATION
                                                               -------------------------------
                                        ANNUAL
                                     COMPENSATION                AWARDS                PAYOUTS
                                    ------------------         ----------              -------
                                                        OTHER             SECURITIES             ALL
                                                       ANNUAL  RESTRICTED UNDERLYING            OTHER
                                                       COMPEN-   STOCK     OPTIONS/     LTIP   COMPEN-
                             FISCAL SALARY      BONUS  SATION   AWARD(S)     SARS      PAYOUTS SATION
NAME AND PRINCIPAL POSITION   YEAR    ($)      ($)(1)  ($)(2)     ($)        (#)         ($)   ($)(3)
---------------------------  ------ -------    ------- ------- ---------- ----------   ------- -------
Henry I. Boreen.........      1997   96,923     40,020    --      --        75,000       --       --
 Interim CEO
Hock E.Tan..............      1997  166,273    112,660    --      --        50,000       --     5,182
 Senior Vice President,       1996  158,851     89,461    --      --        33,000(6)    --     7,120
 CFO and Secretary            1995  135,835     77,500    --      --       150,000       --       378
Martin Goldberg.........      1997  149,540     67,200    --      --        34,500       --       346
 Vice President,              1996  146,515     48,734    --      --       100,000(6)    --       346
 Sales(4)                     1995  109,376        --  41,000     --        40,000       --       245
Stavro E. Prodromou.....      1997   47,307(7)     --     --      --       254,000       --       432
 President and Chief
 Executive Officer(5)
K. Venkateswaren........      1997  158,471     49,047    --      --        49,500       --     5,106
 Vice President, Data         1996  149,605     50,338    --      --        20,000       --     6,968
 Com                          1995   71,917     24,748    --      --        11,250       --     3,062
Greg Richmond...........      1997  151,183     46,012    --      --        14,000       --     5,090
 Vice President, FTG          1996  135,620     44,727    --      --        50,000       --     7,349
                              1995  118,252     34,817    --      --         8,500       --     4,788

--------
(1) Includes cash bonuses for services rendered in the applicable fiscal year.
(2) The Company has on occasion provided certain personal benefits to its executive officers, the amount of such benefits to any of the above-named individuals did not, however, exceed the lesser of $50,000 or 10% of salary and bonus of such individual for the applicable fiscal year. In fiscal 1995 Mr. Goldberg received sales commissions totaling $41,000.
(3) Includes amounts contributed by the Company (i) under the Company's 401(k) Plan as follows: Mr. Tan--$4,750 for 1997, $6774 for 1996 and $672 for 1995; Mr. Richmond--$4,750 for 1997, $7,025 for 1996 and $4,533 for 1995;
    Dr. Venkateswaren--$4,750 for 1997, $6,645 for 1996 and $2,907 for 1995;
    (ii) for premiums for a life insurance policy as follows: Dr. Prodromou-- $432 for 1997; Mr. Tan--$432 for 1997, $346 for 1996 and $378 for 1995;
    Mr. Goldberg $346 for 1997, $347 for 1996 and $245 for 1995;
    Mr. Richmond--$340 for 1997, $324 for 1996 and $155 for 1995; Dr.
    Venkateswaren--$356 for 1997, $323 for 1996 and $155 for 1994.
(4) Mr. Goldberg transferred from Turtle Beach Systems, Inc. to the Company in November 1996 as Vice President of Sales.
(5) Dr. Prodromou joined the Company in April 1997 as President and Chief Executive Officer.
(6) Options granted by Turtle Beach Systems, Inc. to acquire shares of common stock of Turtle Beach Systems, Inc., a subsidiary of the Company. Such options were granted at a purchase price equal to $2.67 per share which was determined by the board of directors of Turtle Beach to be the fair market value of such stock on the date the options were granted. The options have been terminated and are unexercisable .
(7) Includes $3,000 for a consulting agreement between the Company and Dr. Prodromou.

  The following table sets forth the option grants during the fiscal year ended June 28, 1997 for the individuals named in the Summary Compensation Table as of June 28, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                             ANNUAL RATES OF
                                                                        STOCK PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                     FOR OPTION TERM
                         ---------------------------------------------- -------------------------
                                 % OF TOTAL OPTIONS EXERCISE
                                     GRANTED TO     OR BASE
                         OPTIONS    EMPLOYEES IN     PRICE   EXPIRATION     5%           10%
  NAME                   GRANTED    FISCAL YEAR      ($/SH)     DATE        ($)          ($)
  ----                   ------- ------------------ -------- ---------- -------------------------
Henry I. Boreen.........  75,000         7.4%        10.375    9/03/01     $214,982    $  475,053
Hock E. Tan.............  50,000         4.9%        12.000   10/24/01     $165,769    $  366,306
Marty Goldberg..........  30,000         3.0%        15.438    1/14/02     $127,957    $  282,752
                           4,500          .4%        13.250    4/02/02     $ 16,473    $   36,401
Stavro E. Prodromou.....   4,000          .4%        10.875   11/26/01     $ 12,018    $   26,557
                         250,000        24.7%        13.250    4/02/02     $915,183    $2,022,314
Greg Richmond...........   3,000          .3%         8.250    7/31/01     $  6,838    $   15,110
                           4,000          .4%        12.000   10/24/01     $ 13,262    $   29,304
                           4,000          .4%        15.438    1/14/02     $ 17,061    $   37,700
                           3,000          .3%        13.250    4/02/02     $ 10,982    $   24,268
K. Venkateswaren........   5,000          .5%         8.250    7/31/01     $ 11,397    $   25,184
                           3,500          .3%        12.000   10/24/01     $ 11,604    $   25,642
                          30,000         3.0%        11.750   11/25/01     $ 97,389    $  215,205
                           7,000          .7%        15.438    1/14/02     $ 29,857    $   65,975
                           4,000          .4%        13.250    4/02/02     $ 14,643    $   32,357

  The following table sets forth aggregate option exercises during the fiscal year ended June 28, 1997 and option values for the individuals named in the Summary Compensation Table as of June 28, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                  NUMBER OF SECURITIES
                                                       UNDERLYING      VALUE OF UNEXERCISED
                         SHARES ACQUIRED  VALUE   UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                           ON EXERCISE   REALIZED  AT FISCAL YEAR END       AT FY-END
  NAME                         (#)         ($)            (#)                 ($)(1)
  ----                   --------------- -------- -------------------- --------------------
                                                      EXERCISABLE/         EXERCISABLE/
                                                     UNEXERCISABLE        UNEXERCISABLE
Henry Boreen............        --           --        87,000/--          $1,026,855/--
Hock E. Tan.............        --           --      75,000/125,000    $906,250/$1,431,250
Martin Goldberg.........     10,000      $47,088       --/51,137           --/$454,067
Stavro E. Prodromou.....      6,000      $71,000     16,000/252,000    $121,000/$2,335,750
Greg Richmond...........        --           --      30,500/57,500      $373,625/$673,623
K. Venkateswaren........     12,250      $91,875     10,000/70,750      $122,500/$777,247

--------
(1) Unless otherwise indicated the value is based on closing price of $22.50 per share on June 28, 1997, less the option exercise price.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  On April 15, 1997 the Company entered into an employment agreement (the "Prodromou Employment Agreement") with Stavro E. Prodromou to employ Dr. Prodromou as President and Chief Executive Officer of the Company. The Prodromou Employment Agreement has a term expiring in April of 1998 and provides base compensation of $240,000. The Prodromou Employment Agreement allows Dr. Prodromou to participate in vacation, pay, retirement and other fringe benefit plans and perquisites of the Company and in incentive compensation plans available to management level employees. The Prodromou Employment Agreement provides for an eighteen month non-solicitation period and a twelve month non-compete period following termination of Dr. Prodromou's employment with the Company. The Prodromou Employment Agreement may be terminated without any further obligation or liability to Dr. Prodromou by the Company in the event that Dr. Prodromou is unable to fully perform his duties thereunder by reason of illness, injury or incapacity for more than ninety days. The Prodromou Employment Agreement may be terminated by the Company upon Dr. Prodromou's death without any further obligation or liability except for a payment equal to the installment of Dr. Prodromou's salary for the month in which he died. The Prodromou Employment Agreement may be terminated by the Company for "cause" without any further obligation or liability to Dr. Prodromou. The Company may terminate the Prodromou Employment Agreement without "cause" but would be required to pay a severance payment equal to six months salary upon receipt of a general release from such employee of all claims against the Company which he might have at such time related to his employment.

  Mr. Edward H. Arnold resigned as chief executive officer of the Company in December 1994 and as chairman of the Company in April 1995, and in connection therewith entered into an agreement with the Company in which Mr. Arnold agreed to release the Company from any claims he might have against the Company and to not compete with the Company until July 1997. In return the Company agreed to compensate Mr. Arnold at an annual rate of $225,000 until July 1997, and to continue to vest such stock options as had been granted to Mr. Arnold in accordance with the provisions of the Company's Stock Option Plan.

  In August 1996 Dr. David W. Sear resigned as president and chief executive officer of the Company and in connection therewith entered into an agreement with the Company in which Dr. Sear agreed to release the Company from any claims he might have against the Company and to not compete with the Company until February 1997. In return the Company agreed to compensate Dr. Sear with the payment of $216,667, and to fully vest such stock options as have been granted to him and permit the exercise of the same over a one-year period from the date of his resignation.

  Also in August 1996 the Company entered into a two year agreement with Mr. Tan which provides, in the event of termination under certain conditions (as defined in the agreement), for the payment to Mr. Tan of one year's base salary and to continue the vesting and permit the exercise of such stock options as have been granted to him, over a one-year period from the date of such termination. Payments under such agreement are, however, limited by the provisions of Section 280G of the Internal Revenue Code of 1986.

CHANGE IN CONTROL ARRANGEMENTS

  Options granted under the Company's 1991 and 1992 Stock Option Plans contain provisions pursuant to which all outstanding options granted under such plans shall become fully vested and immediately exercisable upon a "Change in Control" as defined in such plans. Grants under the proposed 1997 Plan will also have a similar provision.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  During fiscal 1997 the Compensation Committee of the Board of Directors established the general compensation policies for all employees and the specific compensation levels regarding salary and bonuses for certain executive officers and had responsibility for making awards under the Company's stock option plans. The Compensation and Stock Option Committee presently consists of two non-employee directors and Dr. Stavro Prodromou, who is the Company's President and Chief Executive Officer. Dr. Prodromou has not participated in any decisions regarding his compensation. This report is being submitted by Henry I. Boreen, John L. Pickitt and Stavro E. Prodromou as members of the Compensation and Stock Option Committee (the "Committee").

  The Company's compensation program includes short and long-term incentives designed to attract, motivate and retain highly qualified executives who will effectively manage the Company and maximize shareholder value. The Committee believes that executive officer compensation, including that of the Chief Executive Officer, should be significantly influenced by Company performance.

  The Company's compensation package for its executive officers consists of base salary and variable incentive compensation, consisting of two parts: a short-term bonus and long-term stock options. The variable portion of the compensation package is directly linked to Company performance. In setting total compensation, individual and Company performance are considered, as well as compensation survey data and other publicly available data of companies considered to be peers of the Company in the semiconductor industry.

  Each year the Committee establishes, a comprehensive annual salary plan and policy for the Company's senior executives. The salary plan is based upon industry and peer group data, as well as the past performance and expected future contributions of the individual executives. The Committee also determines the base salary of the Chief Executive Officer and the Chief Operating Officer (the "COO") based upon similar competitive compensation data and the Committee's assessment of their performance and its expectation as to their future contributions in leading the Company.

  The Company uses a system of "management by objectives" ("MBOs") to determine cash bonuses. Under the Company's bonus plan, all employees, including executive officers, are eligible to receive cash bonuses based upon a combination of (i) the Company achieving revenue and earnings objectives,
(ii) the employee's business unit achieving its specific business and financial objectives, and (iii) the employee meeting specified performance objectives. Each employee has a target bonus, expressed in terms of a percentage of base salary, which is dependent upon his or her position with the Company. For fiscal 1997, the bonus plan provided for target bonuses ranging from 5% to 80% of base salary. The target bonuses for the Chief Executive Officer and the Chief Operating Officer are 80% while the target bonuses for each of the named executive officers are 40%. Based upon achievement of the aforementioned criteria bonuses are determined and paid semi-annually. Discretionary bonuses in addition to the target bonus may also be paid. The Committee relies on the above data and its assessment of individual and Company performance, and it exercises subjective judgment and discretion in light of this information and the Company's compensation policies described above to determine base salaries and bonuses.

  Beginning in April 1997, Dr. Prodromou began serving as President and Chief Executive Officer of the Company. Dr. Prodromou's compensation in such capacity has been previously described under the heading "Compensation Committee Interlocks and Insider Participation". From August 1996 to April 1997, Mr. Boreen served as interim Chief Executive Officer of the Company, pending the hiring of a replacement for Dr. Sear. Mr. Boreen's compensation in this capacity has been previously described under the heading "Compensation Committee Interlocks and Insider Participation". The Board of Directors negotiated on an arm's length basis and approved both Mr. Boreen's and Dr. Prodromou's compensation.

  Stock options are granted to employees, including the Chief Executive Officer, primarily based upon the employee's ability to impact the Company's long-term growth and profitability. Options typically vest over four years and are exercisable at fair market value on the date of grant. Since the value of an option bears a direct relationship to the Company's stock price it is an effective incentive for management to create value for shareholders. The Committee therefore views stock options as a critical component of its long-term, performance-based compensation philosophy. As with the determination of base salaries and bonuses, the Committee relies on data of companies in the semiconductor industry, its assessment of individual's, the business unit's and Company's performance and the stock options grants previously made, and exercises subjective judgment and discretion after careful consideration of this information and the Company's general policies. Executive officers may also participate, along with other Company employees, in the Company's 401(k) Plan, which includes Company matching contributions which are invested in the Company's Common Stock.

  To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further interpretations of and changes in the tax laws also effect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee's control, the Committee intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal Revenue Code of 1986. In doing so, the Committee may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility.

  The current membership of the Compensation and Stock Option Committee is as follows:

     Henry I. Boreen       John L. Pickitt       Stavro E. Prodromou

PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the Company's Common Stock for the period June 30, 1992 to June 28, 1997 with similar returns for (i) the Nasdaq Stock Market (U.S.) Index (the "Nasdaq Index") and (ii) the Hambrecht & Quist Technology Index (the "H&Q Index"). Dividend reinvestment has been assumed. The graph assumes the value of the investment in the Company's Common Stock and each index in June 30, 1992 was $100.00.

                                     LOGO
                   INTEGRATED CIRCUIT SYSTEMS, INC.
          Common Stock Performance vc. NASDAQ and H&Q Index

                      Integrated Circuits      H & Q Tech     NASDAQ

6/92                         100                  100           100
6/93                         129               134.96         124.9
6/94                         129               137.41        125.25
6/95                         177               242.23        165.62
6/96                         129               282.38        210.26
6/97                      272.25                  368        255.87

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  None.

                             INDEPENDENT AUDITORS

  The firm of KPMG Peat Marwick served as the Company's independent auditors for the fiscal year ended June 28, 1997. Representatives of KPMG Peat Marwick are expected to be present at the meeting and available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Any shareholder proposal intended to be presented at the next annual meeting of shareholders must be received by the Company by June 18, 1998 in order to be considered for inclusion in the Company's proxy materials for such meeting.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other business will be presented for consideration at the meeting. However, if other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

                                          By Order of the Board of Directors

                                          /s/ Hock E. Tan
                                          Hock E. Tan
                                          Secretary

                                                                      EXHIBIT A

                       INTEGRATED CIRCUIT SYSTEMS, INC.

                         1997 EQUITY COMPENSATION PLAN

                                    PART I
                    DEFINITIONS AND ADMINISTRATIVE MATTERS

  1. Purpose. The purpose of the 1997 Equity Compensation Plan (the "Plan") of Integrated Circuit Systems, Inc. (the "Company") is to advance the interests of the Company and its shareholders by encouraging and providing for the acquisition of an equity interest in the Company by employees, officers, directors, consultants and advisers, by providing additional incentives to such persons, and by enabling the Company to attract and retain the services of such persons who make substantial contributions to the Company through their ability, loyalty and efforts.

  2. Definitions. The following definitions are applicable to the Plan.

    2.1 "Adviser" means any adviser or other consultant selected by the Committee, who is neither an Employee of the Company or a Subsidiary nor a Non-Employee Director.

    2.2 "Award" means any form of stock option, stock appreciation right, performance unit, or other incentive award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish.

    2.3 "Board" means the Board of Directors of the Company.

    2.4 "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

    2.5 "Committee" means the entire Board or any committee thereof consisting of two or more directors of the Company who are "Non-Employee Directors" as such term is used in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    2.6 "Common Stock" means the Common Stock, without par value, of the Company.

    2.7 "Effective Date" means September 3, 1997.

    2.8 "Employee" means any person, including a director who is employed by the Company (or by any Subsidiary) and is compensated for such employment by a regular salary.

    2.9 "Fair Market Value" means the closing sales price of the Common Stock as reported on the NASDAQ interdealer quotation system or, if applicable, the exchange on which the Common Stock is traded, on the date of grant of an award, or if no sale of the Common Stock was made on such system or exchange on such date then on the next preceding day on which such a sale was made.

    2.10 "Participant" means any Employee, officer, director, consultant or Adviser to whom an Award has been granted by the Committee under this plan.

    2.11 "Subsidiary" means any corporation majority or wholly owned, by the Company.

  3. Administration.

    3.1 The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it; to determine the Participants to whom Awards will be granted; to determine the type of Award and the amount, size, timing and terms of each such Award; and to make all other determinations, including factual determinations, necessary or advisable for the Plan's administration, provided that the Committee may delegate to the Chief Executive Officer of the Company, or such other officer as may be designated by the Committee, the authority, subject to guidelines prescribed by the Committee, to grant Awards to

  Participants, and Advisers who are not then subject to the provisions of
  Section 16 of the Exchange Act and to determine the number of shares to be covered by any such Award and the Committee may authorize any one or more of such persons to execute and deliver documents on behalf of the Committee, provided that no such delegation may be made that would cause grants of Awards to persons subject to Section 16 of the Exchange Act to fail to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons.

    3.2 The Committee may grant new Awards to a Participant to replace outstanding Awards and condition the grant upon the surrender and cancellation of all or a portion of any outstanding Awards granted under the Plan. Subject to the provisions of the Plan, such new Awards shall be exercisable at such price, during such period and on such other terms and conditions as are specified by the Committee at the time of the grant of the new Awards. Upon surrender, the outstanding Awards shall be canceled and any shares of Common Stock previously subject thereto shall again be available for grant under the Plan. The Committee may also amend or modify outstanding Awards with the consent of the Participant affected thereby.

    3.3 The portion of the Plan with respect to the grant of Awards options pursuant to Part III shall be administered by the Board of Directors. Grants of stock options under Part III of the Plan and the amount, price and timing of the awards to be granted will be automatic, as described in
  Part III hereof. All questions of interpretation of the Plan with respect to the grant of options pursuant to Part III or Awards otherwise made to Non-Employee Directors will be determined by the Board, and such determination shall, unless otherwise determined by the Board, be final and conclusive on all persons having any interest hereunder.

  4. Shares Subject To Plan.

    4.1 Subject to adjustment as provided in Section 35, the total number of shares of Common Stock that may be issued pursuant to this Plan shall not exceed 2,000,000 shares. If any Awards expire, are terminated unexercised or are canceled, any shares subject to such Awards to the extent of any such expiration, termination or cancellation, shall again be available for grant under the Plan.

    4.2 In any fiscal year of the Company, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant shall not exceed 600,000 shares of the Common Stock, as adjusted for stock splits, stock dividends or other similar changes affecting the Common Stock.

  5. Designation of Participants.

    5.1 Participants under Parts II, IV, and V of the Plan shall be selected, from time to time, by the Committee from among those Individuals who, in the opinion of the Committee, occupy responsible positions and who have the capacity to contribute materially to the continued growth, development and long-term success of the Company and its Subsidiaries.

    5.2 All Non-Employee Directors on the date of grant shall be eligible to receive options under Part III of the Plan.

                                    PART II
                    OPTION GRANTS TO EMPLOYEES AND ADVISERS

  6. Grant of Options. The Committee shall have complete discretion in determining the number of shares of Common Stock subject to options granted to each optionee. The Committee may grant any type of option to purchase Common Stock that is permitted by law on the date of grant, including, but not limited to, an "incentive stock option" ("ISO") within the meaning of Section 422 of the Code or a "non-statutory stock option." ISO's may be granted only to Employees. However, in the event that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock with respect to which ISOs are exercisable for the first time by an optionee in any calendar year under the Plan and all other plans of the Company and its "parent" and "subsidiary" corporations (within the meaning of Sections 424(e) and (f) of the Code), if any, exceeds $100,000 such options to the extent of such excess shall be treated as non-statutory stock options. Nothing in this Section shall be deemed to prevent the grant of non-statutory stock options in amounts which exceed the maximum established by Section 422(d) of the Code.

  Each option shall be evidenced by an option agreement that shall specify the type of option granted, the option price, the duration of the option, the number of shares of Common Stock to which the option pertains, the conditions upon which such options shall become exercisable and such other provisions as the Committee shall determine. Each option which is intended to qualify as an ISO shall be clearly designated as such and shall comply with the applicable provisions of the Code pertaining to ISOs.

  No ISO may be granted hereunder after the expiration of the earlier of 10 years from (i) the date of the adoption of the Plan, or (ii) the date the Plan was approved by the shareholders of the Company.

  7. Option Price. Except as hereinafter provided, the purchase price of each share of Common Stock issuable upon exercise of each option shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant, as determined by the Committee, provided, however, in the event that an ISO is granted to an Employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company, taking into account the attribution rules of Code Section 422(d), the purchase price of each share of Common Stock issuable upon exercise of each ISO shall be determined by the Committee on the date of grant and shall not be less than 110% of the Fair Market Value of the Common Stock on the date of grant.

  8. Exercise of Options. The period during which options shall be exercisable shall be fixed by the Committee, but in no event shall an option be exercisable after the expiration of 10 years from the date such option is granted. Subject to the foregoing, options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine, which restrictions and conditions need not be the same for all options. In the event an ISO is granted to an Employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company, taking into account the attribution rules of Code
Section 422(d), the period during which such ISOs shall be exercisable shall be fixed by the Committee, but in no event shall such ISOs be exercisable after the expiration of 5 years from the date such option is granted.

  9. Payment of Option Price. No shares of Common Stock shall be issued upon exercise of an option until full payment of the option price therefor has been made. To the extent permitted by the Committee, payment of the option price may be made: (i) in cash; (ii) by exchange of Common Stock valued at its Fair Market Value on the date of exercise; (iii) by requesting that the Company withhold from the number of shares of Common Stock otherwise issuable upon exercise of the option that number of shares of Common Stock having an aggregate fair market value on the date of exercise (the difference between the exercise price and the fair market value on the date of exercise) equal to the exercise price for all of the shares of Common Stock as to which the option is being exercised; (iv) by means of a brokers' cashless exercise procedure; or (v) by any combination of the foregoing. Where payment of the option price is to be made with shares of Common Stock acquired under any compensation plan of the Company, such shares will not be accepted as payment unless the optionee has acquired such shares at least six months prior to such payment.

  10. Rights of Shareholders. Neither an optionee nor his or her legal representatives or beneficiaries shall have any of the rights of a shareholder with respect to any shares subject to any option until such shares shall have been issued upon the proper exercise of such option.

  11. Non-Transferability of Options. No option may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution or, with respect to non-qualified stock options, pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Except as otherwise specifically provided herein, all options granted to an optionee under the Plan shall be exercisable during the lifetime of such optionee only by such optionee. When an optionee dies, the personal representative or other person entitled to succeed to the rights of the optionee (the "Successor Optionee") may exercise such rights, subject to furnishing to the Company proof satisfactory to the Company of his or her right to receive the option under optionee's will or under the applicable laws of descent and distribution.

  12. Termination of Employment or Service of Optionee. Subject to the condition that no option shall be exercisable after the expiration of the period fixed by the Committee in accordance with Section 8 hereof:

    12.1 In the event that (i) an Employee ceases to be an Employee of the Company or its Subsidiaries by reason of a discharge for cause or a voluntary separation of the optionee from the Company without the consent of the Company or its Subsidiary or (ii) an Adviser ceases to be an Adviser to the Company by reason of a termination for cause or a voluntary termination without the consent of the Company, any options granted to such optionee under the Plan shall terminate immediately, unless the Committee shall otherwise determine.

    12.2 In the event that an optionee shall die while employed by the Company or while serving as an Adviser or within three months after (i) termination of employment or service of an optionee due to disability or
  (ii) retirement of an optionee who is an Employee on the Employee's Retirement Date, any option granted to such optionee under the Plan shall be exercisable to the extent then exercisable or on such accelerated basis as the Committee may determine, by his successor in interest, within one year after the death of the optionee, unless the Committee shall otherwise determine.

    12.3 In the event that the employment or service of the optionee terminates for any reason (other than as described in Section 12.1 or Section 12.2), including due to disability (within the meaning of Code
  Section 422(e)(3)) and, with respect to an Employee, retirement on the Employee's Retirement Date (as hereinafter defined), any option granted to such optionee under the Plan shall be exercisable to the extent then exercisable or on such accelerated basis as the Committee may determine, within a period of three months after such termination, unless the Committee shall otherwise determine.

    12.4 For purposes of this Section 12, "Retirement Date" shall mean any date an Employee is otherwise entitled to retire under the Company's retirement plans and shall include normal retirement at age 65, early retirement at age 62 and retirement at age 60 after 30 years of service.

  13. Rights of Employees. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any optionee's employment at any time, nor confer upon any optionee any right to continue in the employ of the Company or any Subsidiary. No optionee shall have the right to be selected as an optionee, or having been so selected, to be selected again as an optionee. No grant of an option shall constitute a part of the base salary or any other compensation of any Employee under any other benefit plan of the Company or any Subsidiary unless expressly so provided in such other benefit plan.

                                   PART III
                       GRANTS TO NON-EMPLOYEE DIRECTORS

  14. Grant of Options. On the first business day immediately following the date that an individual who is not an Employee of the Company is first elected or appointed to serve as a member of the Board of Directors, such Non-Employee Director shall be granted an option to purchase 12,000 shares of the Common Stock, subject to adjustment as provided in Section 35 (the "Initial Options"). Thereafter, each year on the first business day immediately following the date of the Company's Annual Meeting of Shareholders, each individual reelected or continuing as a Non-Employee Director shall automatically receive an option to acquire 8,000 shares of the Company's Common Stock, subject to adjustment as provided in Section 35 (the "Annual Options"). The Initial Options and Annual Options that any Non-Employee Director is entitled to receive hereunder shall be reduced to the extent, such Non-Employee Director is entitled to receive options under any other plan of the Company.

  15. Types of Options. All options granted under Part III of the Plan shall be non-statutory options for purposes of the Code.

  16. Option Price. The purchase price of each share of Common Stock issuable upon exercise of an option will be equal to the Fair Market Value of the Common Stock on the date of grant.

  17. Period of Option and Rights to Exercise. Except as set forth herein, each Non-Employee Director who receives options under this Plan must continue to hold office as a Non-Employee Director of the Company for one year from the date that the Initial Option is granted and six months from the date each Annual Option is granted before he can exercise any part thereof. Thereafter, subject to the provisions of the Plan, options will vest and be exercisable as follows:

    17.1 Initial Options: (a) Each Initial Option will vest and be exercisable, on a cumulative basis, as to 4,000 shares beginning on the first anniversary of the date of grant and 1,000 additional shares beginning on the first day of each three-month period commencing on the date three months after the first anniversary of the date of grant.

      (b) The right to exercise an Initial Option will expire on the fifth anniversary of the date on which the option was granted.

      (c) Once each installment of an Initial Option has become exercisable, such installment may be exercised in whole at any time or in part from time to time until the expiration of the option, whether or not any option granted previously to the optionee remains outstanding at the time of such exercise.

    17.2 Annual Options: (a) Each Annual Option will vest and be exercisable, on a cumulative basis, as to 4,000 shares beginning six months from the date of grant, 2,000 additional shares beginning nine months from the date of grant and 2,000 additional shares beginning on the first anniversary of the date of grant.

      (b) The right to exercise an Annual Option will expire on the fifth anniversary of the date on which the option was granted.

      (c) Once an Annual Option has become exercisable, it may be exercised in whole at any time or in part from time to time until the expiration of the option, whether or not any option granted previously to the optionee remains outstanding at the time of such exercise.

  18. Payment of Option Price. Payment or provision for payment of the purchase price shall be made as follows:

    (a) In cash;

    (b) By exchange of Common Stock valued at its Fair Market Value on the date of exercise;

    (c) By means of a brokers' cashless exercise procedure by the delivery to the Company of an exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of proceeds necessary to pay the purchase price of the shares of Common Stock as to which such exercise relates; or

    (d) By any combination of the foregoing.

Where payment of the purchase price is to be made with shares of Common Stock acquired under any compensation plan of the Company, such shares will not be accepted as payment unless the Non-Employee Director has acquired such shares at least six months prior to such payment.

  19. Termination of Service. Upon cessation of service as a Non-Employee Director (for reasons other than retirement or death), including cessation of service due to physical or mental disability that prevents such person from rendering further services as a Non-Employee Director, only those options exercisable at the date of cessation of service shall be exercisable by the Non-Employee Director. Such options shall be exercisable until the first to occur of: (i) the expiration of the remaining term of the option, or (ii) three months after cessation of service of the Non-Employee Director.

  Upon the retirement or death of a Non-Employee Director, options shall be exercisable as follows:

    (a) Retirement. Upon retirement as a Non-Employee Director pursuant to a retirement plan maintained by the Company, all options shall continue to be exercisable during their terms as if such person had remained a Non-Employee Director.

    (b) Death. In the event of the death of a Non-Employee Director while a member of the Board, or within the period after termination of service during which the options are exercisable by the Non-Employee

  Director in accordance with Sections 17 and 19, the options granted to him shall be exercisable until the first to occur of: (i) the expiration of the remaining term of the option or (ii) one year after the date of the Non-Employee Director's death, but only to the extent that the Non-Employee Director would have been entitled to exercise the options had he lived during such period.

  20. No Guaranteed Term of Office. Nothing in this Plan or any modification thereof, and no grant of an option, or any term thereof, shall be deemed an agreement or condition guaranteeing to any Non-Employee Director any particular term of office or limiting the right of the Company, the Board or the shareholders to terminate the term of office of any Non-Employee Director under the circumstances set forth in the Company's Articles of Incorporation or Bylaws, or as otherwise provided by law.

  21. Other Restrictions. Sections 10 and 11 of the Plan shall apply to options granted pursuant to Part III of the Plan.

                                    PART IV
                           STOCK APPRECIATION RIGHTS

  22. Grants. Awards may be granted in the form of stock appreciation rights ("SARs"). An SAR may be granted in tandem with all or a portion of a related stock option under the Plan ("Tandem SARs"), or may be granted separately ("Freestanding SARs"). A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. SARs shall entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the base price to the market value on the date of exercise. In the case of SARs granted in Tandem with stock options granted prior to the grant of such SARs, the appreciation in value is from the option price of such related stock option to the market value on the date of exercise. No SAR may be exercised for cash by an officer or director of the Company who is subject to Section 16 of the Exchange Act, except in accordance with Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

  23. Terms and Conditions of Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable, and the "base price" of such an SAR (the base from which the value of the SAR is measured at its exercise) shall be the option price under the related stock option. However, at no time shall a Tandem SAR be issued if the option price of its related stock option is less than 50 percent of the fair market value of the Common Stock, as determined by the Committee, on the date of the Tandem SAR's grant. If a related stock option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the stock option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related stock option shall be canceled automatically to the extent of the number of shares covered by such exercise and such shares shall again be eligible for grant under the Plan, except to the extent any shares of Common Stock are issued to settle the SAR.

  24. Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The base price of a Freestanding SAR shall also be determined by the Committee; provided, however, that such price shall not be less than 100 percent of the fair market value of the Common Stock, as determined by the Committee, on the date of the Freestanding SAR's grant.

  25. Deemed Exercise. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms remains exercisable and, if exercised, would result in a payment to the holder of such SAR.

  26. Additional Terms and Conditions. The Committee may determine such other terms, conditions, restrictions and/or limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

  27. Payment upon Exercise of SARs. At the discretion of the Committee, payment of amounts attributable to the exercise of SARs may be made in cash or Common Stock, or a combination of the two, or any other form of property as the Committee shall determine. In addition, payment upon exercise of SARs may, include such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, including, in the case of amounts paid in the form of Common Stock, restrictions on transfer and forfeiture provisions. Further, payment of such amounts may be made in the form of a lump sum or installments, as determined by the Committee.


                                    PART V
                               PERFORMANCE UNITS

  28. Grants. Awards may be granted in the form of performance units. Performance units shall be contingent on the attainment during a performance period of certain performance objectives. The length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Subject to the requirements of Section 162(m) of the Code, if applicable, performance objectives may be revised by the Committee, at such times as it deems appropriate during the performance period, in order to take into consideration any unforeseen events or changes in circumstances.

  29. Additional Terms and Conditions. When performance units are granted, the Committee shall establish the performance period during which performance shall be measured (the "Performance Period"), performance goals applicable to the Units ("Performance Goals") and such other conditions of the grant as the Committee deems appropriate. Performance Goals may relate to the financial performance of the Company or its operating units, the performance of the Company's Common Stock, individual performance, or such other criteria as the Committee deems appropriate.

  30. Payment of Performance Units. At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the performance units are met and the amount, if any, to be paid with respect to the performance units. Payments with respect to performance units shall be made in cash, in the Company's Common Stock, or in a combination of the two, as determined by the Committee.

  31. Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Company during a Performance Period, or if other conditions established by the Committee are not met, the Participant's performance units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

  32. Qualified Performance-Based Compensation. The Committee may determine that performance units granted to an Employee shall be considered "qualified performance-based compensation" under Section 162(m) of the Code. The provisions of this Section 32 shall apply to grants of performance units that are to be considered "qualified performance-based compensation" under Section 162(m) of the Code.

    32.1 Performance Goals. When performance units that are to be considered "qualified performance-based compensation" are granted, the Committee shall establish in writing (i) the objective performance goals that must be met in order for amounts to be paid under the performance units, (ii) the Performance Period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions, including without limitation provisions relating to death, disability, other termination of employment or Change of Control, that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code. The performance goals may relate to the Employee's business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objective based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

    32.2 Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code. The performance goals shall satisfy the requirements for "qualified performance-based compensation," including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

    32.3 Maximum Payment. If performance units measured with respect to the fair market value of Common Stock, are granted, not more than 20,000 shares of Common Stock may be granted to an Employee under the performance units for any Performance Period. If performance units are measured with respect to other criteria, the maximum amount that may be paid to an employee with respect to a Performance period is $100,000.

    32.4 Announcement of Grants. The Committee shall certify and announce the results for each Performance Period to all grantees immediately following the announcement of the Company's financial results for the Performance Period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of performance units for the Performance Period shall be forfeited.

                                    PART VI
                                 MISCELLANEOUS

  33. Change in Control. A "Change in Control" for purposes of this Plan shall mean any one of the events described below:

    33.1 At any time during a period of two (2) years, at least a majority of the Board shall not consist of Continuing Directors. "Continuing Directors" shall mean directors of the Company at the beginning of such two-year period and directors who subsequently became such and whose selection or nomination for election by the Company's shareholders was approved by a majority of the then Continuing Directors; or

    33.2 Any person or "group" (as determined for purposes of Regulation 13D-G promulgated by the Commission under the Exchange Act or under any successor regulation), but excluding any majority-owned subsidiary or any employee benefit plan sponsored by the Company or any subsidiary or any trust or investment manager for the account of such a plan, shall have acquired "beneficial ownership" (as determined for purposes of such regulation) of the Company's securities representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities unless such acquisition is approved in advance by a majority of the directors of the Company who were in office immediately preceding such acquisition and any individual selected to fill any vacancy created by reason of the death or disability of any such director; or

    33.3 The Company becomes a party to a merger, consolidation or share exchange in which either (i) the Company will not be the surviving corporation or (ii) the Company will be the surviving corporation and any outstanding shares of Common Stock will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change in ownership of the Company or other securities or cash or other property (excluding payments made solely for fractional shares)); or

    33.4 The Company's shareholders (i) approve any plan or proposal for the disposition or other transfer of all, or substantially all, of the assets of the Company, whether by means of a merger, reorganization, liquidation or dissolution or otherwise or (ii) dispose of, or become obligated to dispose of, 50% or more of the outstanding capital stock of the Company by tender offer or otherwise.

  If a Change in Control has occurred, all outstanding Awards granted under the Plan shall become fully vested and exercisable, and all options shall be immediately exercisable by the holder of the option for the total remaining number of Shares covered by the option and shall survive any such event for the balance of their term: provided, however, that notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the Committee shall not have the right to take any actions described in the Plan, nor shall any provisions of the Plan be operative, if such actions or provisions would make the Change in Control ineligible for pooling of interests accounting treatment or would make the Change in Control ineligible for desired tax treatment if, in the absence of such actions or provisions, the Change in Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change in Control.

  34. Amendment and Termination. The Board shall have the right at any time to amend, suspend or terminate this Plan in any respect which it may deem to be in the best interests of the Company; provided, however, that it may not, without the approval of the shareholders of the Company: (i) except as provided in Sections 35 hereof, increase the maximum number of shares reserved for issuance under the Plan; (ii) except as provided in Sections 35 hereof, change the provisions of the Plan relating to the establishment of the option price; (iii) change the class of persons eligible to participate in the Plan; or (iv) make any change that would result in any Non-Employee Director losing his status as a "disinterested administrator" under Rule 16b-3 with respect to any employee benefit plan of the Company or result in transactions under the Plan not qualifying for an exemption under Rule 16b-3 or any successor rule.

  Except as provided in Section 35 hereof, no amendment, modification or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant affected thereby.

  35. Adjustment of Shares Available. If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares available under the Plan, the number of shares to be granted to each Participant pursuant to the Plan, hereof, and the number and price of shares of Common Stock subject to outstanding Awards, shall be adjusted so that the aggregate consideration payable to the Company and the value of each Award shall not be changed. If, during the term of any Award granted under this Plan, the Common Stock shall be changed into another kind of stock or into securities of another corporation, whether as a result of a reorganization, recapitalization, sale, merger, consolidation, or other similar transaction, or if additional rights shall be offered with respect to the Common Stock, the Board shall cause adequate provision to be made so that the Participants shall thereafter be entitled to receive, upon the due exercise of any outstanding Awards, the securities or rights that the Participants would have been entitled to receive had they owned the Common Stock acquired on the exercise of such Awards on the effective date of any such transaction.

  36. Tax Withholding. The Company shall have the authority, with respect to Awards granted after the Effective Date, to withhold, or to require an Employee to remit to the Company, prior to the issuance or delivery of any shares or other property hereunder, an amount sufficient to satisfy federal, state and local withholding requirements, provided that such withholding does not result in the loss of the availability of the exemption under Rule 16b-3. Notwithstanding the last sentence of Section 9 hereof, the Committee may, in its sole discretion, permit the grantee of an Award to elect to satisfy withholding taxes, if any, arising in connection with the exercise of an option either (i) by delivering to the Company shares of Common Stock then held by such holder or (ii) by directing the Company to retain shares of Common Stock otherwise issuable upon the exercise of such Award. Any such election shall be irrevocable and shall be subject to such rules as the Committee may, from time to time, prescribe.


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  37. Legal Compliance. The Committee may suspend the exercise of any option so long as it determines that registration or qualification under any federal or state securities laws is required in connection therewith and has not been completed.

  38. Additional Restrictions. All Awards shall be subject to and shall contain such provisions, limitations and restrictions as may be required on the date of grant to permit the grant of the Awards to comply with or qualify for the exemptions with respect to grants of options and stock provided by regulations under Section 16 of the Exchange Act and other applicable provisions of federal and state securities laws, and to satisfy the requirements of other applicable regulatory authorities.

  39. Termination of the Plan. The Plan shall terminate 10 years after the Effective Date, subject to earlier termination by the Board pursuant to
Section 34.

  40. Compliance with Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

  41. Substitution of Options in a Merger, Consolidation or Share Exchange. In the event that the Company becomes a party to a merger, consolidation or share exchange (a "Business Combination") and in connection therewith substitutes Awards under the Plan for Awards of another party to such Business Combination, notwithstanding the provisions of the Plan, the terms of such substituted Awards may have the same terms and conditions (provided that the number of shares issuable and the exercise prices are adjusted in accordance with the terms of the Business Combination) as the former Awards of such other party to the Business Combination, provided, however, that the exercise price of the Awards to be granted under the Plan shall be lawful consideration as determined by the Committee.


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